Exhibit 99.1

NEWS RELEASE 55 Nod Road Avon, CT 06001 www.MagellanHealth.com

For Immediate Release	Investor Contact:	Renie Shapiro
877-645-6464

	Media Contacts:	Erin Somers
410-953-2405
Tami Schmidt
410-953-2414

MAGELLAN HEALTH SERVICES NAMES

JONATHAN N. RUBIN CHIEF FINANCIAL OFFICER

AVON, Conn. – August 13, 2008 – Magellan Health Services, Inc. (Nasdaq:MGLN), a leading specialty health care management organization, announced today that it has named Jonathan N. Rubin, 45, to the post of chief financial officer, effective September 8, 2008. Rubin will succeed Mark S. Demilio, 52, who, as previously announced, has decided to leave the organization to focus on other aspects of his professional life and to spend more time with his family. Demilio will remain with the Company for a time to assist in Rubin’s transition.

“Jon comes to Magellan with extensive financial and business leadership experience in the health care arena, and I look forward to his contributions not only to Magellan’s financial future but also to our culture of service, integrity and results in all areas of our business,” said René Lerer, M.D., Magellan’s president and chief executive officer. “I am very pleased to welcome him to the company and know that he will be a terrific complement to the strong leadership of the rest of our management team.”

Rubin has more than 20 years of corporate and business line experience in managed health care. He joins the Company from CIGNA Corporation, where he held a variety of roles, including serving as chief financial officer for its largest operating division, CIGNA Healthcare, which comprises its core medical and specialty health businesses. Rubin’s background includes leadership of broad financial functions, actuarial services, pricing and underwriting, and medical economics; roles in strategy development and mergers and acquisitions; and investor relations support through interactions with the analyst and investor communities. He graduated magna cum laude from the University of Rochester with bachelor’s degrees in economics and mathematics. He is a fellow of the Society of Actuaries and a member of the board of directors for the American School for the Deaf.

“I am delighted that we have attracted a senior financial executive of Jon’s caliber,” said Demilio. “His extensive health care experience and values-driven leadership style make him a perfect fit for Magellan and his talent and passion for excellence will serve him and the Company well as he takes the reins as CFO. The rest of Magellan’s finance team and I look forward to supporting him as he makes the transition to his new role.”

“I am honored to be joining the executive leadership of Magellan, a well-respected organization known for its financial strength, solid operations and commitment to quality care and excellent service,” said Rubin. “I look forward to working closely with René and his management team to help the Company achieve its strategic objectives and continue its impressive financial performance.”

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization, managing behavioral health, diagnostic imaging, and specialty pharmaceuticals for government agencies, health plans, and corporations.

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